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                                                       EXHIBIT 3.1
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          AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                OF

                  UNION PACIFIC RAILROAD COMPANY


                         ARTICLE I - NAME

     The name of the corporation is Union Pacific Railroad Company (the "Corporation").
                       ARTICLE II - PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act (as it may be amended from time to time, the "Act").
                 ARTICLE III - AUTHORIZED SHARES
     3.1 Authorized Capital. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Class A Stock." The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be One Hundred Million (100,000,000). The total number of authorized shares of Common Stock shall be Ninety-Two Million (92,000,000), and the par value of each such share shall be Ten Dollars ($10.00). The total number of authorized shares of Class A Stock shall be Eight Million (8,000,000), and the par value of each such share shall be Ten Dollars ($10.00).
     [3.2 Issuance of Class A Stock. The Class A Stock shall be issued only in such number of shares as, when taken together with the number of shares of Common Stock issued and outstanding, will equal 8% of the total number of shares of Class A Stock and Common Stock outstanding.]


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     3.3  Identical Rights and Privileges; Voting; Liquidation.  The Common
Stock and Class A Stock shall be identical in all respects and shall have the same voting, liquidation and other rights, except as provided herein with respect to cash dividends. The Common Stock and Class A Stock shall vote as a single class on all matters and shall have unlimited voting rights. Upon dissolution, the holders of the Common Stock and Class A Stock shall be entitled to receive the net assets of the Corporation. Such net assets shall be divided among and paid to the holders on a pro-rata basis based on the number of shares of Common Stock and Class A Stock held by them.
     3.4 Dividend Rights of Class A Stock. The shares of Class A Stock shall be entitled to a cash dividend, as and when a cash dividend is declared on the shares of Common Stock, in such amount as shall equal 8% of the sum of such dividend on the Class A Stock and such dividend on the Common Stock, provided that dividends shall be declared and paid in any calendar year on the Class A Stock only to the extent that Unappropriated Allocated Available Income (as defined below) in respect of prior calendar years (including MKT's Available Income (as defined in the Certificates and the Indenture referred to below) for years and the portion of 1988 prior to the merger of MKT into MPRR (as defined below)) shall be sufficient to pay any required Additional Sinking Fund Payment (as defined below).
     If any deficiency in the payment of cash dividends on the Class A Stock occurs because Unappropriated Allocated Available Income is insufficient to permit the requisite Additional Sinking Fund Payment, a special cash dividend shall be paid on the Class A Stock in the amount of such deficiency as and when Unappropriated Allocated


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Available Income which is subsequently earned in respect of a calendar year suffices to permit an Additional Sinking Fund Payment in the requisite amount related to such special cash dividend to be made in accordance with the preceding paragraph.
     3.5  No Restrictions on Common Stock Dividends.  Nothing in this
Article III shall limit or restrict the amount of dividends which the Corporation may pay on the Common Stock.
     3.6 Subdivision or Combination. If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of either the Common Stock or the Class A Stock, or in the event of any change in the capitalization of the Corporation as the result of a merger of the Corporation with or into another company or a similar transaction, the voting, dividend and liquidation rights of Class A Stock relative to Common Stock shall be appropriately adjusted so as to avoid any dilution in the aggregate voting, dividend or liquidation rights of the Class A Stock in relation to the Common Stock.
     3.7  Definitions.  The following definitions shall apply to this
Article III:
          An "Additional Sinking Fund Payment" means the sinking fund payment required by the terms of the third paragraph of the Certificates and
Section 3.03 of the Indenture and shall be an amount equal to 25% of the aggregate amount of cash dividends declared and paid on the Class A Stock.
          "Allocated Available Income" means the Available Income of the Corporation, determined in accordance with the provisions of the Certificates and the Indenture, allocable to MKT as determined in accordance with (i) the Order of the


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Interstate Commerce Commission served May 19, 1988, in Finance Docket No.
30800 (the "Order") approving, among other things, the merger of MKT into MPRR and the modification of certain terms of the Certificates and the Indenture, and (ii) the terms of the Indenture.
          The "Certificates" mean the Registered Certificates Representing a Charge on Income issued by MKT and dated as of January 1, 1958, as modified by the Order.
          The "Debentures" mean the 5-1/2% Subordinated Income Debentures due January 1, 2033, issued by MKT pursuant to the Indenture.
     The "Indenture" means that certain Indenture, dated as of January 1, 1958, between MKT and The New York Trust Company, as modified by (i) a First Supplemental Indenture, dated as of July 1, 1960, between MKT and Chemical Bank New York Trust Company (as successor to The New York Trust Company), (ii) the Order and a Second Supplemental Indenture, dated as of August 12, 1988, between MPRR (as successor to MKT) and Chemical Bank (formerly called Chemical Bank New York Trust Company), and (ii) a Third Supplemental Indenture, dated as of January 1, 1997, between the Corporation (as successor to MPRR) and Chemical Bank.
          "MKT" means Missouri-Kansas-Texas Railroad Company, a Delaware corporation.
          "MPRR" means Missouri Pacific Railroad Company, a Delaware corporation.
          "Unappropriated Allocated Available Income" for a calendar year means the Allocated Available Income of the corporation remaining unappropriated under


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clause (6) of the provisions of the Certificates relating to the application of Allocated Available Income and paragraph (6) of Section 2.03 of the Indenture.
        ARTICLE IV - LIMITATION OF LIABILITY OF DIRECTORS
     To the fullest extent permitted by the Act or any other applicable law as now in effect or as may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. No amendment to or repeal of this Article IV shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any action or failure to act by such director occurring prior to such amendment or repeal.
                      ARTICLE V - DIRECTORS
     The number of directors shall be such as shall from time to time be fixed by the Corporation's By-Laws, but shall not be less than three.